Exhibit 10.4

PURCHASE AND SALE AGREEMENT

by and between

FCP CRYSTAL PARK, LLC,
a Maryland limited liability company,

as Seller

and

KBS-LEGACY APARTMENT COMMUNITY REIT VENTURE, LLC,
a Delaware limited liability company,
as Purchaser

Property Name: Crystal Park at Waterford Apartments
Location: Frederick, Maryland

Effective Date: April 12, 2013

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 12th day of April, 2013, by and between FCP CRYSTAL PARK, LLC, a Maryland limited liability company (“Seller”), and KBS-LEGACY APARTMENT COMMUNITY REIT VENTURE, LLC, a Delaware limited liability company (“Purchaser”).
RECITALS
A.Seller now desires to sell to Purchaser, and Purchaser desires to purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, (a) that certain parcel of land commonly known as Crystal Park at Waterford Apartments, located at 100 Alessandra Court, Frederick, Maryland, and more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”), (b) the buildings, improvements, and structures located upon the Land (collectively, the “Improvements”), (c) all other easements and rights appurtenant to the Land and Improvements, if any (collectively, the “Appurtenant Rights”), (d) all right, title and interest of Seller in, to and under the Leases (as hereinafter defined) and, to the extent assignable, the Assumed Contracts (as hereinafter defined), (e) all right, title and interest of Seller, if any, in and to the furniture, tangible personal property, fixtures, equipment, machinery, apparatus, materials (including, but not limited to, all marketing materials for the apartment project located on the Land), appliances and equipment owned by Seller and currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon (collectively, the “Personal Property”), and (f) to the extent assignable without consent or payment of any kind, all governmental permits, licenses and approvals, rights to use the name "Crystal Park at Waterford", the domain name “www.crystalparkapts.com”, plans and specifications, drawings, surveys, rights, warranties, guaranties, permits and licenses relating solely to the Property, together with all telephone listings and other items of intangible personal property relating solely to the Property and any warranties and guarantees that Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements (collectively, the “Intangible Property”; together with the Land, the Appurtenant Rights, the Improvements, the Leases, the Assumed Contracts, the Personal Property and the Intangible Property, collectively, the “Property”).
B.    Purchaser acknowledges that the Property is being sold on an “as is” “where is” and “with all faults” basis on the terms and conditions hereinafter set forth.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.Purchase and Sale. Upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Property.
2.    Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Forty-Five Million Two Hundred Thousand and 00/100 Dollars ($45,200,000.00), subject to adjustments and prorations set forth herein.

3.    Payment of Purchase Price. The Purchase Price shall be paid to Seller by Purchaser as follows:
3.1    Initial Deposit. Within three (3) Business Days (as hereinafter defined) after the date this Agreement is executed by Seller and Purchaser, Purchaser shall deposit with James D. Fisher of Continental Title Group, 1500 Whetstone Way, Suite T-100, Baltimore, MD 21230 (“Escrowee”), by wire transfer of immediately available federal funds to an account designated by Escrowee (the “Escrow Account”), the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (together with all interest thereon, but excluding the Independent Consideration (as hereinafter defined), the “Initial Deposit”), which Initial Deposit shall be held by Escrowee pursuant to the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit B and hereby made a part hereof. If Purchaser shall fail to deposit the Initial Deposit with Escrowee within three (3) Business Days after the date this Agreement is executed and delivered by Seller and Purchaser, at Seller’s election, this Agreement shall be null and void ab initio and of no force or effect.
3.2    Additional Deposit. Prior to the expiration of the Due Diligence Period (as hereinafter defined), Purchaser shall deposit with Escrowee, by wire transfer of immediately available federal funds to the Escrow Account, the additional sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (together with all interest thereon, the “Additional Deposit”; and together with the Initial Deposit (less the Independent Consideration), collectively, the “Deposit”), which Additional Deposit shall be held by Escrowee in accordance with the terms and conditions of the Escrow Agreement. If, prior to the expiration of the Due Diligence Period, Purchaser has not delivered both a Continuation Notice (as hereinafter defined) to Seller and the Additional Deposit to Escrowee, this Agreement shall be automatically deemed terminated, Escrowee shall return the Initial Deposit to Purchaser and Seller and Purchaser shall be released from further obligation or liability hereunder (except for those obligations and liabilities which, pursuant to the terms of this Agreement, expressly survive such termination).
3.3    Independent Consideration. A portion of the amount deposited by Purchaser pursuant to Section 3.1, in the amount of One Hundred Dollars ($100) (the “Independent Consideration”) shall be earned by Seller upon execution and delivery of this Agreement by Seller and Purchaser. Seller and Purchaser hereby mutually acknowledge and agree that the Independent Consideration represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to have inspected the Property pursuant to the terms of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events. The Independent Consideration shall be credited against the Purchase Price at Closing, or, if this Agreement is terminated pursuant to the terms hereof, the Independent Consideration shall be paid to Seller.
3.4    Closing Payment. The Purchase Price, as adjusted by the application of the Deposit, and the prorations and credits specified herein, shall be paid by Purchaser, by wire transfer of immediately available federal funds to an account or accounts designated in writing by Seller on the Closing Date (as hereinafter defined) (the amount being paid under this Section 3.3 being herein called the “Closing Payment”).

4.    Title Matters; Due Diligence Review; Conditions Precedent.
4.1    Title Matters.
4.1.1    Title to the Property.
(a)    Purchaser shall order, at its sole cost and expense, within five (5) days following the date hereof, (i) a commitment for an owner’s fee title insurance policy or policies with respect to the Property (the “Title Commitment”) from Chicago Title Insurance Company (the “Title Company”), and (ii) a survey of the Property prepared by a surveyor registered in the State of Maryland, certified by said surveyor to Purchaser and Seller as having been prepared in accordance with the minimum detail requirements of the ALTA land survey requirements (the “Survey”), and shall cause the Title Commitment, together with true, legible and complete copies of all instruments giving rise to any defects or exceptions to title to the Property, and the Survey to be delivered to Seller’s attorneys concurrently with the delivery thereof to Purchaser or Purchaser’s attorneys. If any exceptions(s) to title to the Property should appear in the Title Commitment other than the Permitted Exceptions (as hereafter defined), subject to which Purchaser is unwilling to accept title (such exception(s) being herein called, collectively, the “Unpermitted Exceptions”), and Purchaser shall provide Seller with written notice (the “Title Objection Notice”) thereof within twenty (20) days after the date of this Agreement, then Seller, in its sole and absolute discretion, may endeavor to eliminate the same, subject to the terms and conditions of this Section 4.1. Purchaser hereby waives any right Purchaser may have to advance, as objections to title or as grounds for Purchaser’s refusal to close this transaction, any Unpermitted Exception of which Purchaser does not notify Seller within such twenty (20) day period unless (i) such Unpermitted Exception was first created or reported subsequent to the date of the Title Commitment, and (ii) Purchaser shall notify Seller of the same within five (5) days after the date that the Title Company notifies Purchaser of such Unpermitted Exception (failure to so notify Seller shall be deemed to be a waiver by Purchaser of its right to raise such Unpermitted Exception as an objection to title or as a ground for Purchaser’s refusal to close the transaction contemplated by this Agreement). Notwithstanding anything to the contrary contained in this Agreement, Seller, in its sole discretion, shall have the right to adjourn the Closing for a period not to exceed thirty (30) days (such period of time being herein called the “Extension Period”) in order to attempt to remove an Unpermitted Exception, provided that Seller shall notify Purchaser, in writing, within five (5) Business Days after receipt by Seller of the Title Objection Notice, whether or not it will endeavor to eliminate such Unpermitted Exceptions. The failure of Seller to deliver such notification to Purchaser shall be conclusively deemed to be an election by Seller not to endeavor to eliminate any Unpermitted Exceptions other than Required Removal Items (as defined below). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Seller shall not, under any circumstance, be required or obligated to cause the cure or removal of any Unpermitted Exception including, without limitation, to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Unpermitted Exception or to arrange for title insurance insuring against enforcement of such Unpermitted Exception against, or collection of the same out of, the Property, unless Seller notified Purchaser that it would endeavor to do so; provided, however, Seller shall satisfy, as a condition of Closing, and cause the release of, any mortgage, deed of trust or other lien intentionally placed on the Property by Seller or suffered by Seller (collectively, the “Required Removal Items”).

(b)    In the event that Seller is unable, or elects not, to eliminate all Unpermitted Exceptions in accordance with the provisions of this Section 4.1.1, or to arrange for title insurance in form reasonably acceptable to Purchaser, without special premium to Purchaser, insuring against enforcement of such Unpermitted Exceptions against, or collection of the same out of, the Property, and to convey title to the Property in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 4.1.1(a)), Purchaser shall have the right, as its sole remedy for such inability or election of Seller, by delivery of written notice to Seller within three (3) Business Days following receipt of notice from Seller of its election (or within three (3) Business Days following its deemed election) not to, or of its inability to, remove such Unpermitted Exceptions, to either (i) terminate this Agreement, in which event Escrowee shall, provided that Purchaser is not otherwise in default of its obligations pursuant to this Agreement, return the Deposit to Purchaser and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement, or (ii) accept title to the Property subject to such Unpermitted Exception(s) without a reduction in, abatement of, or credit against, the Purchase Price. The failure of Purchaser to deliver timely any written notice of election under this Section 4.1.1(b) shall be conclusively deemed to be an election under clause (ii) above.
(c)    If, on the Closing Date, there are any Required Removal Items or other liens or encumbrances that Seller is obligated to discharge under this Agreement, Seller shall have the right (but not the obligation) to either (i) arrange, at Seller’s cost and expense, for affirmative title insurance or special endorsement (as applicable, in a form reasonably acceptable to Purchaser and/or the Title Company) insuring against enforcement of such liens or encumbrances against, or collection of the same out of, the Property, or (ii) use any portion of the Purchase Price to pay and discharge the same, either by way of payment or by alternative manner reasonably satisfactory to the Title Company.
4.1.2    Permitted Exceptions to Title. The Property shall be sold and conveyed subject to the following exceptions to title (collectively, the “Permitted Exceptions”):
(a)    all laws, ordinances, rules and regulations of the United States, the State of Maryland, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Property (each, a “Governmental Authority”), as the same may now exist or may be hereafter modified, supplemented or promulgated;
(b)    all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not yet due and payable and are apportioned as provided in this Agreement;
(c)    any other matter or thing affecting title to the Property that Purchaser shall be deemed to have agreed to or otherwise waived as an Unpermitted Exception in accordance with the terms of this Agreement; and
(d)    all utility easements of record which do not interfere with the present use of the Property.

4.2    Due Diligence Reviews. Except for title and survey matters (which shall be governed by the provisions of Section 4.1 above), Purchaser shall have until 5:00 p.m. (Eastern time) on April 19, 2013, TIME BEING OF THE ESSENCE (such period being herein called the “Due Diligence Period”) to perform and complete all of Purchaser’s due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including all Leases and Service Contracts, and all physical, environmental and compliance matters and conditions respecting the Property (collectively, the “Investigations”), which Investigations shall at all times be subject to Purchaser’s compliance with the provisions of this Section 4.2. During the Due Diligence Period, Seller shall provide Purchaser with reasonable access to the Property during normal business hours upon no less than forty-eight (48) hours’ advance notice and shall also make available to Purchaser, at the offices of Seller and/or the property manager of the Property during normal business hours, access to Leases, Service Contracts, and other materials, contracts and agreements with respect to the Property in Seller’s or Seller’s property manager’s possession as Purchaser shall reasonably request, including, but not limited to, those items listed on Exhibit L attached hereto to the extent in Seller’s possession or control, all upon no less than forty-eight (48) hours’ advance written notice; provided, however, in no event shall Seller be obligated to make available (1) any document or correspondence which would be subject to the attorney-client privilege; (2) any document or item which Seller is contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (4) any of Seller's internal memoranda, internal reports or internal assessments relating to the Property not specified on Exhibit L; (5)appraisals of the Property whether prepared internally by Seller or Seller's affiliates or externally; or (5) any documents which Seller reasonably considers confidential or proprietary. Purchaser has informed Seller that Purchaser is required by law to complete, with respect to certain matters relating to the Property, an audit commonly known as a "3-14" Audit (“Purchaser's 3-14 Audit”) and Seller shall provide the documents and information specified herein and set forth on Exhibit L in connection with Purchaser’s 3-14 Audit. Any entry upon the Property and all Investigations shall be made or performed during Seller’s normal business hours and at the sole risk and expense of Purchaser, and shall not interfere with the activities on or about the Property of Seller, its tenants and their employees and invitees. Purchaser shall:
(a)    promptly repair any damage to the Property resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such Investigations, so that the Property shall be in the same condition that it existed in prior to Purchaser’s commencement of its Investigations;
(b)    fully comply with all laws applicable to the Investigations and all other activities undertaken in connection therewith;
(c)    permit Seller to have a representative present during all Investigations undertaken hereunder;
(d)    take all actions and implement all protections reasonably necessary to ensure that the Investigations and the equipment, materials, and substances generated, used or brought onto the Property in connection with the Investigations, pose no foreseeable threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of Seller, its tenants or any other persons which cannot be repaired;

(e)    upon termination of this Agreement prior to the Closing, promptly upon receipt of written request from Seller, furnish to Seller, at no cost or expense to Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports (other than internal analysis and proprietary information of the Purchaser) relating to the Investigations which Purchaser shall obtain with respect to the Property;
(f)    maintain or cause to be maintained, at Purchaser’s expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement and with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000, insuring Purchaser, Seller, FCP Fund I Trust and FCP Fund I, L.P. as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) Purchaser’s and/or Purchaser’s Representatives’ (as hereinafter defined) entry upon the Property, (ii) any Investigations or other activities conducted thereon, and/or (iii) any and all other activities undertaken by Purchaser and/or Purchaser’s Representatives, all of which insurance shall be on an “occurrence form” and otherwise in such forms acceptable to Seller and with an insurance company acceptable to Seller, and deliver a copy of a certificate evidencing such insurance policy to Seller prior to the first entry on the Property;
(g)    not permit the Investigations or any other activities undertaken by Purchaser or Purchaser’s Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Property, and Purchaser shall, at its sole cost and expense, immediately discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished); and
(h)    indemnify Seller and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, shareholder, trustee or other person or entity acting on Seller’s behalf or otherwise related to or affiliated with Seller (each, a “Seller Related Party,” and collectively, the “Seller Related Parties”) and hold harmless Seller and the Seller Related Parties from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements), suffered or incurred by Seller or any Seller Related Party and to the extent arising out of or in connection with (i) Purchaser’s and/or Purchaser’s Representatives’ entry upon the Property, (ii) any Investigations or other activities conducted thereon by Purchaser or Purchaser’s Representatives, (iii) any liens or encumbrances filed or recorded against the Property as a consequence of the Investigations, and/or (iv) any and all other activities undertaken by Purchaser or Purchaser’s Representatives with respect to the Property. Notwithstanding the foregoing, Purchaser shall have no obligation to indemnify or hold harmless Seller or any Seller Related Party from any claims, demands, causes of action, losses, damages, liabilities, costs or expenses (including, without limitation, attorneys’ fees and disbursements) to the extent arising out of (A) the negligence or willful misconduct of Seller or any Seller Related Parties, or (B) any pre-existing conditions of the Property (but excluding any further aggravation thereof by Purchaser and/or any Purchaser’s Representatives following their discovery thereof) or (C) the mere discovery, by Purchaser or Purchaser's Representatives, of existing conditions on the Property during Investigations conducted pursuant to, and in accordance with, the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not in any event be liable for speculative, special, consequential, or punitive damages under this Agreement.
Without limiting the foregoing, in no event shall Purchaser or Purchaser’s Representatives, without the prior written consent of Seller, which may be granted or withheld in Seller’s sole discretion: (x) make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like), or (y) contact or correspond with any tenant of the Property.
The foregoing obligations of Purchaser under Section (a), (e), and (g) of this Section 4.2 shall survive the termination of this Agreement and the foregoing obligations of Purchaser under Section (b) and (h) of this Section 4.2 shall survive Closing.
4.2.1    Property Information and Confidentiality. All Information (as hereinafter defined) provided to or obtained by Purchaser shall be subject to the following terms and conditions:
(a)    Any information provided or to be provided with respect to the Property is solely for Purchaser’s convenience and was or will be obtained from a variety of sources. Neither Seller nor any Seller Related Party has made any independent investigation or verification of such information and, other than as expressly set forth in Section 7.1 of this Agreement, makes no (and expressly disclaims all) representations and warranties as to the truth, accuracy or completeness of the Information, or any other studies, documents, reports or other information provided to Purchaser hereunder and expressly disclaims any implied representations as to any matter disclosed or omitted. Neither Seller nor any Seller Related Party shall be liable for any mistakes, omissions, misrepresentations or any failure to investigate the Property nor shall Seller or any Seller Related Party be bound in any manner by any verbal or written statements, representations, appraisals, environmental assessment reports, or other information pertaining to the Property or the operation thereof, except as expressly set forth in this Agreement.
(b)    Purchaser agrees that neither Purchaser nor Purchaser’s Representatives shall, at any time prior to the Closing or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, entity, association or governmental authority any of the Information, or any other knowledge or information acquired by Purchaser or Purchaser’s Representatives from Seller, any Seller Related Party or by Purchaser’s own inspections and investigations of the Property, other than matters that were in the public domain at the time of receipt or discovery by Purchaser or Purchaser’s Representatives and as otherwise set forth below. Prior to the Closing, without Seller’s prior written consent, Purchaser shall not disclose and Purchaser shall direct Purchaser’s Representatives not to disclose to any person, entity, association or governmental authority any of the terms, conditions or other facts with respect to this Agreement, including, without limitation, the status hereof, and Purchaser shall not market or offer the Property for sale. Notwithstanding the foregoing, Purchaser may prior to the Closing disclose such of the Information, knowledge and other information, reports, studies, documents and other matters generated by Purchaser and the terms of this Agreement (i) as required by governmental regulation, law or court order (provided prior written notice of such disclosure shall be provided to Seller), (ii) as Purchaser deems necessary or desirable to Purchaser’s Representatives in connection with Purchaser’s Investigation and the transaction contemplated hereby, provided that those to whom such Information is disclosed are informed of the confidential nature thereof and agree(s) to keep the same confidential in accordance with the terms and conditions hereof, and (iii) to Seller and the Seller Related Parties. Further notwithstanding the foregoing, nothing contained herein shall impair Purchaser's right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any Form S-11 Registration Filing) with governmental agencies (including the Securities and Exchange Commission (the “SEC”)) by any real estate investment trust ("REIT") holding an interest (direct or indirect) in Purchaser or in any permitted assignee of Purchaser, and (c) to any broker/dealers in the REIT's broker/dealer network and any of the REIT's investors.
(c)    Purchaser shall indemnify and hold harmless Seller and all Seller Related Parties from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by Seller or any Seller Related Party and arising out of or in connection with a breach by Purchaser or Purchaser’s Representatives of the provisions of this Section 4.2.1. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not in any event be liable for speculative, special, consequential, or punitive damages under this Agreement.
(d)    If this Agreement is terminated, Purchaser and Purchaser’s Representatives shall promptly deliver to Seller upon Seller’s request all originals of the Information in the possession of Purchaser and Purchaser’s Representatives.
(e)    As used in this Agreement, the term “Information” shall mean any of the following: (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof, including, without limitation, all leases and contracts furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, members, managers, appraisers, investors, lenders, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers, and advisors (collectively, “Purchaser’s Representatives”), by Seller or any Seller Related Party or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser’s Representatives containing or based on, in whole or in part, the information or documents described in the preceding clause (i), the Investigations, or otherwise reflecting their review or investigation of the Property.
(f)    In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser’s Representatives in order to enforce the provisions of this Section 4.2.1.

(g)    The provisions of this Section 4.2.1 shall not survive the Closing but shall survive a termination of this Agreement in the event a Closing fails to occur, as the case may be.
(h)    Notwithstanding anything contained herein to the contrary, Purchaser shall not disclose the terms of this Agreement (except for those that are matters of public record at Closing) to any parties not expressly permitted by Section 4.2.1(b) hereof before or after Closing. The provisions of this Section 4.2.1(b) shall survive Closing.
4.2.2    Termination Right. If, based upon the Investigations and/or the Information, Purchaser shall determine that it intends to proceed with the acquisition of the Property, then Purchaser shall, on or before 5:00 p.m. (Eastern time) on or prior to the date that the Due Diligence Period shall expire, TIME BEING OF THE ESSENCE, both (i) promptly notify Seller of such determination in writing (such notice being herein called the “Continuation Notice”) and (ii) deliver the Additional Deposit to Escrowee. By so notifying Seller of its intention to proceed with the acquisition of the Property, Purchaser shall be deemed to have agreed that the Property is acceptable to Purchaser and that it intends to proceed with the acquisition of the Property without a reduction in, or an abatement of or credit against, the Purchase Price (and, thereafter, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 4.2.2.). In the event that Purchaser shall fail to deliver the Continuation Notice to Seller or the Additional Deposit to Escrowee on or before 5:00 p.m. (Eastern time) on the date that the Due Diligence Period shall expire, TIME BEING OF THE ESSENCE, then Purchaser shall be deemed to have determined that it no longer intends to acquire the Property, whereupon the Initial Deposit shall be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive a termination of this Agreement).
4.2.3    Delivery of Post-Closing Records Seller agrees, at no cost to Seller, to deliver the following to Purchaser within forty-five (45) days after Closing in connection with Purchaser's 3-14 Audit to the extent not previously provided to Purchaser: i) detailed income statement for the Property for 2013 from January 1, 2013 through the Closing Date, ii) trial balance for 2013 from January 1, 2013 through the Closing Date, and iii) general ledger for 2013 from January 1, 2013 through the Closing Date. The provisions of this Section 4.1.4 shall survive the Closing and not be merged therein.    4.3    Contracts. Seller shall terminate at Closing all contracts and agreements relating to the management, brokerage, leasing, maintenance services or operation of the Property (the “Contracts”) unless (i) Purchaser elects to continue the same by written notice to Seller given prior to the expiration of the Due Diligence Period or (ii) if any of the Contracts cannot be terminated under their terms within the aforesaid time period, then Seller shall provide notice of any such non-terminable Contracts to Purchaser on or before the expiration of the Due Diligence Period, and Purchaser shall be required to assume such Contracts at Closing (such Contracts under (i) and (ii) shall be collectively referenced herein as the "Assumed Contracts"). Seller shall be responsible for all fees payable under Assumed Contracts through the Closing Date, and Purchaser shall be responsible for all fees payable under Assumed Contracts after the Closing Date until such Assumed Contracts are terminated.

4.4    Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the performance and observance, in all material respects, by Seller of all covenants, warranties and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date, all representations and warranties made by Seller in this Agreement being true and correct in all material respects on the Closing Date and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Purchaser specifically enumerated in this Agreement, any or all of which may be waived by Purchaser in its sole discretion. A failure of the foregoing shall be deemed a default by Seller and Purchaser shall be entitled to the remedies set forth in Section 9.1.
4.5    Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the performance and observance, in all material respects, by Purchaser of all covenants and agreements of this Agreement to be performed or observed by Purchaser prior to or on the Closing Date (provided that Purchaser shall have delivered the full amount of the Closing Payment) and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Seller specifically set forth in this Agreement, any or all of which may be waived by Seller in its sole discretion.
5.    Closing. The closing of the sale and purchase contemplated herein (the “Closing”) shall occur no later than 2:00 p.m. on the date that is fifteen (15) days following the date that the Due Diligence Period shall expire (the “Scheduled Closing Date”), TIME BEING OF THE ESSENCE with respect to Purchaser’s obligation to close on such date. Closing shall occur through escrow and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Seller and Purchaser (the date on which the Closing shall ultimately occur being herein referred to as the “Closing Date”). If the Closing Date is not a Business Day, then the Closing shall automatically be adjourned to the first Business Day after such day. The Closing shall constitute approval by each party of all matters to which such party has a right of approval and a waiver of all conditions precedent.
5.1    Seller Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or to the Escrowee, as the case may be, the following items executed and acknowledged by Seller, as appropriate:
(a)    a deed (the “Deed”) in the form attached hereto and made a part hereof as Exhibit C subject only to the Permitted Exceptions.
(b)    an assignment and assumption of leases (the “Assignment and Assumption of Leases”), in the form attached hereto and made a part hereof as Exhibit D.
(c)    a bill of sale and general assignment (the “Bill of Sale”) in the form attached hereto and made a part hereof as Exhibit E.
(d)    a certification of non-foreign status in the form attached hereto and made a part hereof as Exhibit F.

(e)    an assignment and assumption of contracts (the “Assignment and Assumption of Contracts”), in the form attached hereto and made a part hereof as Exhibit G.
(f)    all existing surveys, blueprints, drawings, plans and specifications for or with respect to the Property or any part thereof, to the extent the same are in Seller’s possession.
(g)    all keys to the Improvements, to the extent the same are in Seller’s possession.
(h)    all Leases in effect on the Closing Date.
(i)    all Contracts that shall remain in effect after the Closing (all items in clauses (f) through (i) may be either delivered at Closing or left at the management office at the Property, to the extent not previously delivered to Purchaser).
(j)    all applicable transfer tax forms, if any.
(k)    such further instruments as may be reasonably required by the Title Company to consummate the transactions contemplated hereby and in connection with issuance of an ALTA Owner's Policy of Title Insurance covering the Property subject only to the Permitted Exceptions in the amount of the Purchase Price (the "Owner's Policy").
(l)    a generic notice to the tenants under the Leases (each, a “Tenant Notice”, and collectively, the “Tenant Notices”) in the form attached hereto and made a part hereof as Exhibit H, advising such tenants of the sale of the Property to Purchaser and directing them to make all payments to Purchaser or its designee, which Tenant Notices Purchaser shall, at Purchaser’s sole cost and expense, deliver to each applicable tenant upon consummation of Closing.
(m)    evidence reasonably satisfactory to Purchaser and the Title Company respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder.
(n)    a Real Estate Transfer Disclosure Statement signed by Seller in the form attached hereto as Exhibit M.
5.2    Purchaser Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or to the Escrowee, as the case may be, the following items executed and acknowledged by Purchaser, as appropriate:
(a)    payment of the Closing Payment to be made in accordance with Section 3 above.
(b)    the Assignment and Assumption of Leases.
(c)    the Assignment and Assumption of Contracts.

(d)    all applicable transfer tax forms, if any.
(e)    such further instruments as may be reasonably required by the Title Company or governmental authorities to consummate the transactions contemplated hereby.
(f)    evidence reasonably satisfactory to Seller and the Title Company respecting the due organization of Purchaser and the due authorization and execution by Purchaser of this Agreement and the documents required to be delivered hereunder.
(g)    a Real Estate Transfer Disclosure Statement signed by Purchaser in the form attached hereto as Exhibit M.
(h)    a City of Frederick Disclosure Statement signed by Purchaser in the form attached hereto as Exhibit N.
5.3    Closing Costs. Seller shall pay (a) one-half (1/2) of all applicable state and local transfer and recordation taxes payable in connection with the recording of the Deed, and (b) its federal and state income, franchise, personal property sales taxes, bulk sales taxes and similar taxes applicable to the transaction contemplated herein. Purchaser shall pay (a) the title insurance premium for the Owner’s Policy, (b) the cost of any title endorsements and affirmative insurance required by Purchaser, (c) the costs of the Survey (or an update thereto), (d) all recording charges payable in connection with the recording of the Deed, (e) one-half (1/2) of all applicable state and local transfer and recordation taxes payable in connection with recording the Deed, (f) all escrow charges of the Escrowee, and (g) all fees, costs or expenses in connection with Purchaser’s due diligence reviews hereunder. Any other closing costs shall be allocated in accordance with local custom. Except as expressly provided in the indemnities set forth in this Agreement, Seller and Purchaser shall pay their respective legal, consulting and other professional fees and expenses incurred in connection with this Agreement and the transaction contemplated hereby and their respective shares of prorations as hereinafter provided. The provisions of this Section 5.3 shall survive the Closing or a termination of this Agreement, as the case may be.
5.4    Prorations.
5.4.1    The following shall be prorated between Seller and Purchaser as of 12:01 a.m. on the Closing Date (on the basis of the actual number of days elapsed over the applicable period):
(a)    All real estate taxes, water charges, sewer rents, vault charges and assessments on the Property on the basis of the fiscal year for which assessed. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Purchaser assuming the obligation to pay any installments due after the Closing Date).

(b)    Subject to this Section 5.4.1(b), all fixed rent and regularly scheduled items of additional rent under the Leases, and other tenant charges actually received. Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing Date in accordance with the terms of the respective Leases) to Purchaser on the Closing Date. Seller shall deliver to Purchaser at Closing any tenant security deposits which are held in the form of letters of credit. Rents which are delinquent as of the Closing Date shall not be prorated on the Closing Date. Purchaser shall include such delinquencies in its normal billing and shall diligently pursue the collection thereof in good faith after the Closing Date (but Purchaser shall not be required to litigate or declare a default in any Lease). To the extent Purchaser receives rents on or after the Closing Date, such payments shall be applied first toward the rents for the month in which the Closing occurs (and prorated between Purchaser and Seller accordingly), second, to the rents that shall then be due and payable to Purchaser for the period of time following the month in which Closing occurs, and third to any unpaid rents owed to Seller for the period of time prior to the month in which Closing occurs, with Seller’s share thereof being held by Purchaser in trust for Seller and promptly delivered to Seller by Purchaser. Purchaser may not waive any delinquent rents or modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts to Seller (but shall not be entitled to seek to terminate any lease or any tenant’s right to possession), which right shall include the right to continue or commence legal actions or proceedings against any tenant. Delivery of the Assignment and Assumption of Leases shall not constitute a waiver by Seller of such right, and such right shall survive the Closing. Purchaser shall reasonably cooperate with Seller in any collection efforts hereunder (but shall not be required to litigate or declare a default under any Lease). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.
(c)    All income and operating expenses customarily apportioned between sellers and purchasers of real estate properties similar to the Property and located in the same geographic area as the Property.
(d)    Charges and payments under Assumed Contracts or permitted renewals or replacements thereof assigned to Purchaser pursuant to the Assignment and Assumption of Contracts.
(e)    Any fees or licenses prepaid by Seller for which Purchaser will receive credit or benefit following Closing, including, without limitation, fees for licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees.
(f)    Utilities, including, without limitation, telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings.

(g)    Deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Property if the same are assigned to Purchaser at the Closing, which shall be credited in their entirety to Seller.
(h)    Intentionally Deleted.
(i)    Intentionally Deleted.
(j)    Intentionally Deleted.
5.4.2    Reserved.
5.4.3    If any of the items described in Section 5.4.1 hereof cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable; provided that neither party shall have the right to request apportionment or reapportionment of any such item at any time following the one hundred eightieth (180th) day after the Closing Date. If the Closing shall occur before a real estate or personal property tax rate or assessment is fixed for the tax year in which the Closing occurs, the apportionment of taxes at the Closing shall be upon the basis of the tax rate or assessment for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate or assessment is fixed, the apportionment of taxes or assessments shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed, which obligations shall survive the Closing.
5.4.4    The provisions of this Section 5.4 shall survive the Closing.
6.    Condemnation or Destruction of Property. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken, or under threat of being taken, pursuant to eminent domain proceedings or condemnation or any of the improvements on the Property are damaged or destroyed by fire or other casualty, Seller shall have no obligation to restore, repair or replace any portion of the Property or any such damage or destruction. Seller shall, at the Closing, assign to Purchaser all of Seller’s interest in all awards or other proceeds for such taking by eminent domain or condemnation or the proceeds of any insurance collected by Seller for such damage or destruction (unless Seller shall have repaired such damage or destruction prior to the Closing and except to the extent any such awards, proceeds or insurance are attributable to lost rents or items applicable to any period prior to the Closing), less the amount of all costs incurred by Seller in connection with the repair of such damage or destruction or collection costs of Seller respecting any awards or other proceeds for such taking by eminent domain or condemnation or any uncollected insurance proceeds which Seller may be entitled to receive from such damage or destruction, as applicable. In connection with any assignment of awards, proceeds or insurance hereunder, in addition Seller shall credit Purchaser with i) an amount equal to the applicable deductible amount under Seller’s insurance (but not more than the amount by which the cost, as of the Closing Date, to repair the damage is greater than the amount of insurance proceeds assigned to Purchaser), plus ii) in the event there is uninsured damage, an amount equal to the cost to repair the uninsured damage which when added to the amount of the assigned insurance proceeds, if any, equals not more than $650,000; provided, however, if the amount of the damage (as determined by an independent third party contractor or engineer selected by Seller and reasonably approved by Purchaser) or the amount of condemnation award shall exceed $650,000, Purchaser shall have the right to terminate this Agreement by notice to Seller given within ten (10) days after notification to Purchaser of the estimated amount of damages or the determination of the amount of any condemnation award. In any instance where this Agreement is terminated pursuant to this Section 6, the Deposit shall, provided that Purchaser is not otherwise in default of its obligations pursuant to this Agreement, be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement, as the case may be). The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casualty or a condemnation or eminent domain proceeding.
7.    Representations, Warranties and Covenants.
7.1    Representations and Warranties of Seller. Subject to the provisions of this Section 7.1, Seller hereby represents to Purchaser as follows:
(a)    Leases. Seller has no knowledge of any leases, licenses or other occupancy agreements to which Seller is a party or is bound affecting any portion of the Property which will be in force on the Closing Date other than the Leases. As used herein, “Leases” shall be deemed to mean, collectively, (i) the leases described on Exhibit J attached hereto and made a part hereof (the “Lease Exhibit”) and (ii) the leases entered into after the date of this Agreement by Seller in accordance with this Agreement. To Seller’s knowledge, as of the date of this Agreement (x) the Leases are in full force and effect and have not been amended except as set forth in the Lease Exhibit, and (y) the Lease Exhibit is true and correct in all material respects.
(b)    Litigation. To Seller’s knowledge, there is no pending or threatened litigation or condemnation action against the Property or against Seller with respect to the Property.
(c)    No Insolvency. Seller is not a debtor in any state or federal insolvency, bankruptcy, receivership proceeding.
(d)    Non-Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code, as amended.
(e)    Contracts. As of the date of this Agreement, there are no Contracts in effect with respect to the Property other than the Contracts described on Exhibit K attached hereto and made a part hereof.
(f)    Property Management Agreements; Lease Brokerage Agreements; Leasing Commission Agreements. Seller has not entered into any property management agreements, lease brokerage agreements or lease commission agreements that shall be binding upon Purchaser following Closing.
(g)    Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are, or on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Seller. Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Maryland, and is duly authorized and qualified to do all things required of it under this Agreement.
(h)    Special Assessments. Seller has not received any written notice from any governmental agency that any special assessments are pending, noted or levied against any portion of the Property.
(i)    Rent Roll/Operating Statements/Contracts. The Rent Rolls, Leases, Contracts and operating statements regarding the Property provided to Purchaser by Seller are the same as those used and relied upon by Seller and its property manager in connection with its operation of the Property.
References to the “knowledge” of Seller or words of similar import shall refer only to the current actual (as opposed to implied or constructive) knowledge of Alex Marshall and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any parent, subsidiary or affiliate of Seller or to any other officer, agent, manager, representative or employee of Seller or to impose upon Alex Marshall any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Notwithstanding anything to the contrary contained in this Agreement, Alex Marshall shall have no personal liability hereunder. Seller hereby represents and warrants that Alex Marshall is the individual affiliated with Seller responsible for the Property. The representations and warranties of Seller set forth in this Section 7.1 shall survive Closing for a period of six (6) months.
7.2    GENERAL DISCLAIMER. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS” ,”WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF. PURCHASER ACKNOWLEDGES THAT, DURING THE DUE DILIGENCE PERIOD, PURCHASER WILL EXAMINE, REVIEW AND INSPECT ALL

MATTERS WHICH IN PURCHASER’S JUDGMENT BEAR UPON THE PROPERTY AND ITS VALUE AND SUITABILITY FOR PURCHASER’S PURPOSES. PURCHASER IS A SOPHISTICATED PURCHASER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND THAT PURCHASER HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING ALL OF THE EXAMINATIONS, REVIEWS AND INVESTIGATIONS REFERRED TO IN SECTION 4) RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN AS EXPRESSLY PROVIDED HEREIN). EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT: (A) PURCHASER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY, AND (B) WITHOUT LIMITING THE FOREGOING, PURCHASER WAIVES ANY RIGHT IT OTHERWISE MAY HAVE AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SEEK DAMAGES FROM SELLER IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING ANY RIGHT OF CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT. THE PROVISIONS OF THIS SECTION 7.2 SHALL SURVIVE THE CLOSING.
7.3    Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement in accordance with the terms and conditions of this Agreement:
7.3.1    Seller shall maintain and manage the Property in substantially the same manner as prior hereto pursuant to Seller’s normal course of business (such as routine and customary maintenance obligations but expressly excluding any capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller.
7.3.2    Following the date of this Agreement, Seller shall not modify, extend, renew or cancel any Contract, or enter into any new service or equipment leasing contract relating to the Property, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that Purchaser’s consent shall not be required for any Contract modification, extension, renewal or cancellation, or for the execution of any new service or equipment leasing contract, which in either case is consistent with Seller’s operation of the Property prior to the date of this Agreement and so long as any such new service or equipment leasing contract or existing Contract, as modified, extended or renewed, is on market-rate or better terms and is cancelable upon not more than thirty (30) days’ notice without premium or penalty. Purchaser’s failure to disapprove any request for consent by Seller under this Section 7.3.2 within five (5) business days following Seller’s request therefor shall be deemed to constitute Purchaser’s consent thereto. Seller shall promptly deliver to Purchaser copies of any new service contracts or modifications, extensions or renewals of existing Contracts hereafter entered into by Seller. Any new service contract entered into by Seller in accordance with the terms of this Agreement shall thereafter be deemed a “Contract” for purposes of the transaction contemplated hereby.
7.3.3    Seller shall have the right to continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and, upon request, shall keep Purchaser reasonably informed as to the status of leasing prior to the Closing Date. Seller shall not enter into any lease with a term in excess of twelve (12) months.
7.3.4    Notwithstanding anything to the contrary contained in this Agreement: (i) Seller makes no representations or warranties and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any tenant, (ii) the removal of a tenant whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of Purchaser of a breach hereunder or a failed representation or warranty, and (iii) Purchaser agrees that it shall not be grounds for Purchaser’s refusal to close this transaction that any tenant is a holdover tenant, is in default under its Lease or is no longer in occupancy of or a tenant of the Property on the Closing Date and Purchaser shall accept title subject to such holding over, default or missing tenant without an abatement in or credit against the Purchase Price.
7.3.5    Seller will keep in force and effect with respect to the Property the insurance policies currently carried by Seller or policies providing similar coverage through the Closing Date.
7.4    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:
(a)    this Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by Purchaser are, or on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Purchaser. Purchaser is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do all things required of it under this Agreement.
(b)    No petition has been filed by or against Purchaser under the Federal Bankruptcy Code or any similar state or federal insolvency, bankruptcy or receivership laws.
(c)    The provisions of this Section 7.4 shall survive the Closing.
8.    Release. EFFECTIVE AS OF THE CLOSING, PURCHASER SHALL BE DEEMED TO HAVE RELEASED SELLER AND ALL SELLER RELATED PARTIES FROM ALL CLAIMS WHICH PURCHASER OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SHAREHOLDER OR OTHER PERSON OR ENTITY ACTING ON PURCHASER’S BEHALF OR OTHERWISE RELATED TO OR AFFILIATED WITH PURCHASER (EACH, A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE LEASES AND THE

TENANTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF ALL OR ANY PORTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO SELLER OR ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION. THE FOREGOING IS NOT INTENDED TO AND SHALL NOT BE CONSTRUED AS AFFECTING OR IMPARING ANY RIGHTS THAT PURCHASER MAY HAVE AGAINST SELLER UNDER AND SUBJECT TO THE TERMS OF THIS AGREEMENT WITH RESPECT TO (I) ANY OF THE OBLIGATIONS OF SELLER UNDER A) THE DOCUMENTS DELIVERED AT CLOSING OR, B) THIS AGREEMENT THAT EXPRESSLY SURVIVE THE CLOSING (BUT SUBJECT IN ALL EVENTS TO ANY LIMITED SURVIVAL PERIODS AND LIABILITY CAPS APPLICABLE THERETO), OR (II) ANY ACTS CONSITUTING FRAUD OR INTENTIONAL MISREPRESENTATION BY SELLER. THE PROVISIONS OF THIS SECTION 8 SHALL SURIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT, AS THE CASE MAY BE.
9.    Remedies For Default and Disposition of the Deposit.
9.1    SELLER DEFAULTS. IF THE TRANSACTION HEREIN PROVIDED SHALL NOT BE CLOSED BY REASON OF SELLER’S DEFAULT UNDER THIS AGREEMENT, THEN PURCHASER SHALL HAVE, AS ITS EXCLUSIVE REMEDIES (ALL OTHER RIGHTS AND/OR REMEDIES, WHETHER AVAILABLE AT LAW OR IN EQUITY, BEING IRREVOCABLY WAIVED) THE RIGHT TO EITHER (A) TERMINATE THIS AGREEMENT (IN WHICH EVENT THE DEPOSIT SHALL BE RETURNED TO PURCHASER AND SELLER SHALL REIMBURSE PURCHASER FOR ITS ACTUAL OUT OF POCKET THIRD PARTY COSTS AND EXPENSES INCURRED IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREIN (NOT TO EXCEED ONE HUNDRED THOUSAND DOLLARS ($100,000)), AND NEITHER PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER EXCEPT WITH RESPECT TO THOSE PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT), PURCHASER HEREBY WAIVING ANY RIGHT OR CLAIM TO DAMAGES FOR SELLER’S BREACH OTHER THAN AS RELATED TO SUCH THIRD PARTY COSTS, OR (B) IF SELLER SHALL WILLFULLY FAIL TO TRANSFER THE PROPERTY PURSUANT TO AND IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, SPECIFICALLY ENFORCE SELLER’S OBLIGATIONS HEREIN; PROVIDED THAT ANY ACTION BY PURCHASER FOR SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN THIRTY (30) DAYS OF SELLER’S DEFAULT, AND THE FAILURE TO FILE WITHIN SUCH PERIOD SHALL CONSTITUTE A WAIVER BY PURCHASER OF SUCH RIGHT AND REMEDY; IF PURCHASER SHALL NOT HAVE FILED AN ACTION FOR SPECIFIC PERFORMANCE WITHIN THE AFOREMENTIONED TIME PERIOD OR SO NOTIFIED SELLER OF ITS ELECTION TO TERMINATE THIS AGREEMENT, PURCHASER’S SOLE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH CLAUSE (A) ABOVE, PROVIDED THAT NOTWITHSTANDING THE FOREGOING, IN THE EVENT

SPECIFIC PERFORMANCE IS UNAVAILABLE TO PURCHASER AS A REMEDY DUE TO SELLER'S CONVEYANCE OF THE PROPERTY TO A THIRD PARTY WHILE THIS AGREEMENT IS IN EFFECT, THE DEPOSIT SHALL BE RETURNED TO PURCHASER AND SELLER SHALL REIMBURSE PURCHASER FOR ALL OUT OF POCKET THIRD PARTY COSTS AND EXPENSES INCURRED IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREIN AND SELLER SHALL PAY PURCHASER AN AMOUNT EQUAL TO THE DIFFERENCE BETWEEN THE PURCHASE PRICE HEREUNDER AND THE PURCHASE PRICE PAID BY SUCH THIRD PARTY, UP TO AN AGGREGATE AMOUNT OF ONE MILLION DOLLARS ($1,000,000).
9.2    PURCHASER DEFAULTS. IN THE EVENT THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT SHALL NOT CLOSE ON ACCOUNT OF PURCHASER’S DEFAULT, THEN THIS AGREEMENT SHALL TERMINATE AND THE RETENTION OF THE DEPOSIT AS “LIQUIDATED DAMAGES” SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT SELLER’S RIGHTS OR DAMAGES UNDER ANY INDEMNITIES GIVEN BY PURCHASER TO SELLER UNDER THIS AGREEMENT. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY PURCHASER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF PURCHASER’S BREACH OR DEFAULT.
9.3    Disposition of Deposit. In the event the transaction contemplated by this Agreement shall close, the Deposit shall be applied as a partial payment of the Purchase Price. Any interest earned on the Deposit shall accrue for the benefit of Purchaser.
10.    Reserved.
11.    Miscellaneous.
11.1    Brokers.
11.1.1    Except as provided in Section 11.1.2 below, Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the sale contemplated under this Agreement. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Purchaser from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Purchaser shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by

Purchaser. Purchaser shall not in any event be liable in connection with claims made by Broker (as defined below).
11.1.2    If and only if the sale contemplated hereunder closes, Seller has agreed to pay a brokerage commission to ARA Real Estate Investment Services (“Broker”) pursuant to a separate written agreement between Seller and Broker. Section 11.1.1 hereof is not intended to apply to leasing commissions incurred in accordance with this Agreement.
11.2    Limitation of Liability. No partner or agent of Seller, nor any Seller Related Parties, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if the Closing of the transaction contemplated hereunder shall have occurred, (i) the aggregate liability of Seller arising pursuant to or in connection with any representations, warranties or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed or delivered in connection herewith shall not exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Liability Ceiling”) and (ii) in no event shall Seller have any liability to Purchaser unless and until the aggregate liability of Seller arising pursuant to or in connection with any representations, warranties or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed or delivered in connection herewith shall exceed Twenty Thousand and 00/100 Dollars ($20,000.00) (the “Liability Floor”). If Seller’s aggregate liability to Purchaser shall exceed the Liability Floor, Seller shall be liable for the entire amount thereof up to but not exceeding the Liability Ceiling. Notwithstanding the foregoing, the terms of this Section 11.2 shall not apply to Seller's obligations pursuant to Section 5.4 of this Agreement.
11.3    Exhibits; Entire Agreement; Modification. All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of ) this Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes any and all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties. The parties hereby acknowledge and agree that that certain Access Agreement by and between Seller and Purchaser dated March 20, 2013 is hereby terminated and is superseded by the terms of this Agreement.
11.4     Business Days. Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the next succeeding Business Day. As used herein, the term “Business Day” shall be deemed to mean any day, other than a Saturday or Sunday, on which commercial banks in the State of Maryland are not required or authorized to be closed for business.

11.5    Interpretation.     Section headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to wit, that ambiguities in this Agreement should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement.
11.6    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.
11.7    Successors and Assigns. Purchaser may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller, which consent may be given or withheld in the sole and absolute discretion of Seller; provided, however, that Purchaser shall have the right to assign its rights under this Agreement without the consent of Seller to a) an entity controlled by, or under common ownership or control with, Purchaser, and/or b) an entity that is a REIT (or that is wholly owned directly or indirectly by a REIT) for which Purchaser or an affiliate of Purchaser acts as the investment advisor, provided that, in the event of such an assignment or transfer, the transferee shall assume in writing all of the transferor’s obligations hereunder (but Purchaser shall not be released from obligations hereunder until Closing). Notwithstanding and without limiting the foregoing, no consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be deemed to constitute a consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder and no transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.
11.8    Notices. All notices, requests or other communications which may be or are required to be given, served or sent by either party hereto to the other shall be (a) delivered in person, (b) by facsimile and email transmission, with receipt thereof confirmed by printed facsimile acknowledgment, (c) by overnight delivery with any reputable overnight courier service, or (d) by deposit in any post office or mail depository regularly maintained by the United States Postal Office and sent by registered or certified mail, postage paid, return receipt requested, and shall be effective upon receipt (whether refused or accepted) and, in each case, addressed as follows:
To Seller:
c/o Federal Capital Partners
5425 Wisconsin Avenue, Suite 202
Chevy Chase, Maryland 20815
Attention: Alex Marshall
Email: alex@fcpdc.com
Facsimile: (240) 395-2053

With a Copy To:
Linowes and Blocher LLP
7200 Wisconsin Avenue, Suite 800
Bethesda, Maryland 20814
Attention: Bryson M. Filbert, Esq.
Email: bfilbert@linowes-law.com
Facsimile: (301) 654-280
To Purchaser:
c/o Legacy Partners
4000 East Third Avenue, Suite 600
Foster City, California 94404
Attention: Jeffrey K. Byrd
Email:    Byrd@legacypartners.com
Facsimile: (650) 571-2253
With a Copy To:
Schultz & Wright, LLP
545 Middlefield Rd., Suite 160
Menlo Park, California 94025
Attention: Anne Keeler Wright, Esq.
E-mail: wright@swllp.com
Facsimile: (650) 462-0998
11.9    Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any other person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.
11.10    Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction, and that such legal costs shall not be part of the closing costs.
11.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. When counterparts or PDF copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same documents and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

11.12    Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto. Either Seller or Purchaser shall have the right to discontinue negotiations and withdraw any draft of this Agreement at any time prior to the full execution and delivery of this Agreement by each party hereto. Except as otherwise stated herein, each of Seller and Purchaser assumes the risk of all costs and expenses incurred by such party in any negotiations or otherwise in connection with the transactions contemplated hereby.
11.13    No Implied Waivers. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified in this Agreement for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.
11.14    Discharge of Seller’s Obligations. Except as otherwise expressly provided in this Agreement, Purchaser’s acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller’s representations, warranties, covenants and agreements in this Agreement shall merge in the documents and agreements executed at the Closing and shall not survive the Closing.
11.15    No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default hereunder.
11.16    Unenforceability. If all or any portion of any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof, and such provision shall be limited and construed as if such invalid, illegal or unenforceable provision or portion thereof were not contained herein unless doing so would materially and adversely affect a party or the benefits that such party is entitled to receive under this Agreement.
11.17    Waiver of Trial by Jury. SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.
11.18    Intentionally Deleted.
11.19    Press Releases. Any press release or other public disclosure regarding this Agreement or the transaction contemplated hereby shall not be made prior to the Closing without Seller’s prior written consent except as may be required by law, regulation, rule or court order.

11.20    Exclusivity. Seller hereby agrees that from the date of this Agreement through the earlier of the termination of this Agreement by any party hereto or the Closing Date, Seller shall not market the Property for sale or engage in negotiations with any other party other than Purchaser for the sale of the Property.
11.21    Notice to Purchaser concerning the Chesapeake and Atlantic Coastal Bays Critical Area. Purchaser is advised that all or a portion of the property may be located in the “critical area” of the Chesapeake and Atlantic Coastal Bays, and that additional zoning, land use, and resource protection regulations apply in this area. The “critical area” generally consists of all land and water areas within 1,000 feet beyond the landward boundaries of State or private wetlands, the Chesapeake Bay, the Atlantic Coastal Bays, and all of their tidal tributaries. The “critical area” also includes the waters of and lands under the Chesapeake Bay, the Atlantic Coastal Bays, and all of their tidal tributaries to the head of tide. For information as to whether the property is located within the critical area, buyer may contact the local department of planning and zoning, which maintains maps showing the extent of the critical area in the jurisdiction. Allegany, Carroll, Frederick, Garrett, Howard, Montgomery, and Washington counties do not include land located in the critical area.
11.22    Survival. The provisions of this Section 11 shall survive the Closing or earlier termination of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
SELLLER:
FCP CRYSTAL PARK, LLC, a Maryland limited
liability company

By:	FCP Fund I Trust, its Sole Member

By:	/s/ Authorized Signatory

Name:	__________________

Title:	___________________

PURCHASER:
KBS-LEGACY APARMENT COMMUNITY
REIT VENTURE, LLC, a Delaware limited liability
company

By:	Legacy Partners Residential Realty LLC, a
Delaware limited liability company, its Managing
Member

By:	/s/ Guy K. Hays
Name: Guy K. Hays

Title:	as Trustee of the Hays 2009 Revocable
Trust u/d/t dated November 12, 2009,
a Managing Member

LIST OF EXHIBITS

Exhibit A – Legal description of the Land
Exhibit B – Form of Escrow Agreement
Exhibit C – Form of Deed
Exhibit D – Form of Assignment and Assumption of Leases
Exhibit E – Form of Bill of Sale and General Assignment
Exhibit F – Form of FIRPTA
Exhibit G – Form of Assignment and Assumption of Contracts
Exhibit H – Form of Tenant Notice
Exhibit I – Reserved
Exhibit J – List of Leases
Exhibit K – List of Service Contracts
Exhibit L – List of Property Materials
Exhibit M – Form of Real Estate Transfer Disclosure Statement
Exhibit N – Form of City of Frederick Disclosure Statement

EXHIBIT A
(Legal description of the Land)
All that certain property located in Frederick County, Maryland more particularly described as follows:
Section 3-R, containing 16.345 acres of land, more or less, as set forth on plat entitled “Consolidated Plat, Section 3-R, Waterford”, as recorded in Plat Book 45 at Plat 105, among the Land Records of Frederick County, Maryland.
TAX I.D. No. 02-155591

EXHIBIT B
(Form of Escrow Agreement)
ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”) is dated as of the ___ day of March, 2013 by and among CONTINENTAL TITLE GROUP, a __________ (“Escrowee”), FCP CRYSTAL PARK, LLC, a Maryland limited liability company (“Seller”), and KBS-LEGACY APARTMENT COMMUNITY REIT VENTURE, LLC, a Delaware limited liability company (“Purchaser”).
W I T N E S S E T H
WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of March ____, 2013, for the purchase and sale of the property known as the Crystal Park at Waterford Apartments located in Frederick, Maryland (the “Property”), as more particularly described therein (hereinafter referred to as the “Contract”);
WHEREAS, the Contract provides for the terms and conditions applicable to the sale and purchase of the Property and the performance obligations and rights of Seller and Purchaser; and
WHEREAS, Seller and Purchaser agree, pursuant to the Contract, that Escrowee shall hold the Deposit in escrow (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Contract) in accordance with the terms and conditions of the Contract and this Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
1.    Appointment of Agent.
1.1    Purchaser and Seller hereby appoint Escrowee to act as their escrow agent on the terms and conditions hereinafter set forth, and Escrowee accepts such appointment.
1.2    Escrowee agrees to hold the Deposit on behalf of the parties to the Contract, and to apply, disburse and deliver the Deposit as provided in the Contract and this Agreement. In the event of any conflict between the terms and conditions of the Contract and the terms or conditions of this Agreement, as to the obligations of Escrowee, the terms and conditions of this Agreement shall govern and control.
2.    Disposition of the Deposit.
2.1    Escrowee shall return the Initial Deposit to Purchaser without further instruction from Seller in the event Escrowee has not received the Additional Deposit on or prior to 5:00 p.m. Eastern time on April 16, 2013.
2.2    Escrowee shall pay the Deposit to Seller or otherwise in accordance with the terms of the Contract or joint instruction signed by both Seller and Purchaser. If prior to the

Closing, either party alone makes a demand upon Escrowee for delivery of the Deposit, Escrowee shall give notice to the other party of such demand. If a notice of objection to the proposed payment is not received from the other party within seven (7) Business Days after the giving of notice by Escrowee, Escrowee is hereby authorized to deliver the Deposit to the party who made the demand. If Escrowee receives a notice of objection within said period, then Escrowee shall continue to hold the Deposit and thereafter pay it to the party entitled when Escrowee receives (a) notice from the objecting party withdrawing the objection, or (b) a notice signed by both parties directing disposition of the Deposit, or (c) a judgment or order of a court of competent jurisdiction.
2.3    Nothing in this Section 2 shall have any effect whatsoever upon Escrowee’s rights, duties, and obligations under Section 3 below.
3.    Concerning Escrowee.
3.1    Escrowee shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to Escrowee without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document;
3.2    Escrowee shall not be bound in any way by any other contract or understanding between Seller and Purchaser, whether or not Escrowee has knowledge thereof or consents thereto unless such consent is given in writing;
3.3    Escrowee’s sole duties and responsibilities shall be to hold and disburse the Deposit in accordance with this Agreement and the Contract; provided, however, that Escrowee shall have no responsibility for the clearing or collection of the check representing the Deposit;
3.4    Upon the disbursement of the Deposit in accordance with this Agreement, Escrowee shall be relieved and released from any liability under this Agreement;
3.5    Escrowee may resign at any time upon at least ten (10) Business Days prior written notice to Seller and Purchaser hereto. If, prior to the effective date of such resignation, Seller and Purchaser hereto shall have approved, in writing, a successor escrow agent, then upon the resignation of Escrowee, Escrowee shall deliver the Deposit to such successor escrow agent. From and after such resignation and the delivery of the Deposit to such successor escrow agent, Escrowee shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason Seller and Purchaser shall not approve a successor escrow agent within such period, Escrowee may bring any appropriate action or proceeding for leave to deposit the Deposit with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit Escrowee shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement;
3.6    Seller and Purchaser hereby agree to, jointly and severally, indemnify, defend and hold harmless Escrowee from and against any liabilities, damages, losses, costs or

2

expenses incurred by, or claims or charges made against, Escrowee (including reasonable attorneys’ fees and disbursements) by reason of Escrowee performing its obligations pursuant to, and in accordance with, the terms of this Agreement, but in no event shall Escrowee be indemnified for its negligence, willful misconduct or breach of the terms of this Agreement;
3.7    In the event that a dispute shall arise in connection with this Agreement or the Contract, or as to the rights of Seller and Purchaser in and to, or the disposition of, the Deposit, Escrowee shall have the right to (w) hold and retain all or any part of the Deposit until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (x) deposit the Deposit in an appropriate court of law, following which Escrowee shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (y) institute an action in interpleader or other similar action permitted by stakeholders in the State of Maryland, or (z) interplead Seller or Purchaser in any action or proceeding which may be brought to determine the rights of Seller and Purchaser to all or any part of the Deposit; and
3.8    Escrowee shall not have any liability or obligation for loss of all or any portion of the Deposit by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained.
4.    Termination.
This Agreement shall automatically terminate upon the delivery or disbursement by Escrowee of the Deposit in accordance with the terms of the Contract and terms of this Agreement, as applicable.
5.    Notices.
All notices, requests or other communications which may be or are required to be given, served or sent by any party hereto to any other party hereto shall be deemed to have been properly given, if in writing and shall be deemed delivered (a) upon delivery, if delivered in person, (b) by facsimile and email transmission, with receipt thereof confirmed by printed facsimiled transmission acknowledgment, (c) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (d) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the United States Postal Office and sent by registered or certified mail, postage paid, return receipt requested, and in each case, addressed as follows:
To Seller:
c/o Federal Capital Partners
5425 Wisconsin Avenue, Suite 202
Chevy Chase, Maryland 20815
Attention: Alex Marshall
Email: alex@fcpdc.com
Facsimile: (240) 395-2053

3

With a Copy To:
Linowes and Blocher LLP
7200 Wisconsin Avenue, Suite 800
Bethesda, Maryland 20814
Attention: Bryson M. Filbert, Esq.
Email: bfilbert@linowes-law.com
Facsimile: (301) 654-2801
To Purchaser:
c/o Legacy Partners
4000 East Third Avenue, Suite 600
Foster City, California 94404
Attention: Jeffrey K. Byrd
Email:    Byrd@legacypartners.com
Facsimile: (650) 571-2253
With a Copy To:
Schultz & Wright, LLP
545 Middlefield Rd., Suite 160
Menlo Park, California 94025
Attention: Anne Keeler Wright, Esq.
Facsimile: (650) 462-0998
E-mail: wright@swllp.com
If to Escrowee:
Continental Title Group
1500 Whetstone Way
Suite T-100
Baltimore, Maryland 21230
Attention: James D. Fisher
Email: jfisher@continentaltg.com
Facsimile: (410) 837-0866
6.    Governing Law/Waiver of Trial by Jury.
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

4

7.    Successors.
This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto; provided, however, that except as expressly provided herein as to the Escrowee, this Agreement may not be assigned by any party without the prior written consent of the other parties.
8.    Entire Agreement.
This Agreement, together with the Contract, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
9.    Amendments.
Except as expressly provided in this Agreement, no amendment, modification, termination, cancellation, rescission or supersession to this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.
10.    Counterparts and/or PDF Signatures.
This Agreement may be executed in any number of counterparts, including counterparts transmitted by PDF, any one of which shall constitute an original of this Agreement. When counterparts or PDF copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same documents and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party. This Agreement shall not be binding unless and until it shall be fully executed and delivered by all parties hereto.
11.    Severability.
If any provision of the Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
[Remainder of Page Intentionally Left Blank]

5

IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date and year first above written.
ESCROWEE:
CONTINENTAL TITLE GROUP, a __________

By:	_________________________

Name:	James D. Fisher
Title:
SELLER:
FCP CRYSTAL PARK, LLC, a Maryland limited
liability company

By:	FCP Fund I Trust, its Sole Member

By:	______________________________
Alex Marshall, Vice President

PURCHASER:
KBS-LEGACY APARTMENT COMMUNITY REIT
VENTURE, LLC, a Delaware limited liability company

By:	Legacy Partners Residential Realty LLC, a Delaware
limited liability company, its Managing Member

By:	_______________________________
Name:
Title:

6

EXHIBIT C
(Form of Deed)
SPECIAL WARRANTY DEED
THIS SPECIAL WARRANTY DEED is made this ______ day of _________ 2013, by and between FCP CRYSTAL PARK, LLC, a Maryland limited liability company (“Grantor”), and KBS________________________________, a ___________________ (“Grantee”).
WITNESSETH, that in consideration of the sum of Ten Dollars ($10.00) in hand paid by Grantee, the receipt and sufficiency of which are acknowledged by Grantor, Grantor does hereby grant and convey in fee simple unto Grantee, its successors and assigns, all that piece of land situate, lying, and being in the State of Maryland, and being more particularly described as follows: See Exhibit A attached hereto.
BEING the same land conveyed to Grantor by deed recorded as Instrument No. ______.
SUBJECT TO the matters listed on Exhibit B attached hereto.
TOGETHER WITH all the buildings and improvements on the above-described land, erected, made or being; and all and every rights-of-way, alleys, ways, waters, easements, privileges, appurtenances, and advantages, to the same belonging or in anywise appertaining; and all the estate, title, right, interest and claim, either at law or in equity, or otherwise, of the Grantor of, in, to or out of the above-described land and premises, and all right, title and interest of the Grantor in and to the land lying in the bed of any street, road or highway (open or proposed) in front of, adjoining or servicing the above-described land, including condemnation awards or payments in lieu thereof as a result of a change of grade, alignment or access rights.
TO HAVE AND TO HOLD the land and premises above described and hereby intended to be conveyed, together with the building and improvements erected thereon and all rights, privileges, appurtenances, easements and advantages belonging and pertaining to the use and benefit of the Grantee, in fee simple, forever.
AND the Grantor covenants and warrants specially the property hereby conveyed and covenants to execute such further assurances as may be requisite.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Special Warranty Deed as of the date set forth above.
GRANTOR:
FCP CRYSTAL PARK, LLC, a Maryland limited
liability company

By:	FCP Fund I Trust, its Sole Member

By:	________________________________
Alex Marshall, Vice President

***
STATE OF MARYLAND	*
	*	to wit:
COUNTY OF MONTGOMERY	*
I HEREBY CERTIFY that on this ______ day of ________ 2013, before me, a Notary Public in and for the State of Maryland, County of ___________, personally appeared Alex Marshall, known to me (or satisfactorily proven) to be the Vice President of FCP Fund I Trust, the sole member of FCP CRYSTAL PARK, LLC, and that such person, being authorized to do so, executed the foregoing and annexed instrument for the purposes therein contained.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

____________________________________
Notary Public
My Commission Expires:_______________
[NOTARIAL SEAL]

* * *
ATTORNEY’S CERTIFICATION
THE UNDERSIGNED, a member in good standing of the Bar of the Court of Appeals of Maryland, hereby certifies that the foregoing deed was prepared by me or under my supervision.
_________________________________________
Bryson M. Filbert
* * *
For the Clerk of Court:
Grantor:___________________________________
Grantor’s Interest:___________________________
Grantor’s Address:___________________________
Grantee:___________________________________
Grantee’s Interest:___________________________
Grantee’s Address:___________________________
Street Address of Property:____________________
Parcel Identifier (Tax Account) No.:_____________
Title Insurer:_______________________________

2013 Maryland Form	Certification of Exemption from Withholding Upon Disposition of Maryland Real Estate Affidavit of Residence or Principal Residence

Based on the certification below, Transferor claims exemption from the tax withholding requirements of §10-912 of the Tax-General Article, Annotated Code of Maryland. Section 10-912 provides that certain tax payments must be withheld and paid when a deed or other instrument that effects a change in ownership of real property is presented for recordation. The requirements of §10-912 do not apply when a transferor provides a certification of Maryland residence or certification that the transferred property is the transferor's principal residence.

1. Transferor Information
Name of Transferor FCP CRYSTAL PARK, LLC

2. Reasons for Exemption
Resident Status
X I, Transferor, am a resident of the State of Maryland.
☐ Transferor is a resident entity as defined in Code of Maryland Regulations (COMAR)
03.04.12.02B(11), I am an agent of Transferor, and I have authority to sign this document on Transferor’s behalf.

Principal Residence
☐    Although I am no longer a resident of the State of Maryland, the Property is my principal residence as defined in IRC 121 and is recorded as such with the State Department of Assessments and Taxation.

Under penalty of perjury, I certify that I have examined this declaration and that, to the best of my knowledge, it is true, correct, and complete.

3a. Individual Transferors

Witness	Name

Signature

3b. Entity Transferors
FCP CRYSTAL PARK, LLC
Witness/Attest	Name of Entity By: FCP Fund I Trust, its Sole Member
By:
Alex Marshall
Name
Vice President
Title

EXHIBIT A TO DEED
LEGAL DESCRIPTION

All that certain property located in Frederick County, Maryland more particularly described as follows:
Section 3-R, containing 16.345 acres of land, more or less, as set forth on plat entitled “Consolidated Plat, Section 3-R, Waterford”, as recorded in Plat Book 45 at Plat 105, among the Land Records of Frederick County, Maryland.
TAX I.D. NO. 02-155591

EXHIBIT D

(Form of Assignment and Assumption of Leases)

ASSIGNMENT AND ASSUMPTION OF LEASES
THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) is executed as of the ____ day of __________, 2013 by and between FCP CRYSTAL PARK, LLC, a Maryland limited liability company (“Assignor”), whose address is 5425 Wisconsin Avenue, Suite 202, Chevy Chase, Maryland 20815, and _____________________________, a _____________________, whose address is 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660 (“Assignee”).
WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Property (as such term is described in that certain Purchase and Sale Agreement dated as of March _____, 2013 between Assignor and Assignee) commonly known as Crystal Park at Waterford Apartments.
WHEREAS, the Property is encumbered by those certain tenants (the “Tenants”) occupying space under the leases listed and described on Exhibit A annexed hereto and made a part hereof (collectively, the “Tenant Leases”).
WHEREAS, Assignor desires to transfer and assign to Assignee, and Assignee desires to assume as provided herein, all of Assignor’s right, title and interest in and to the Tenant Leases.
NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Assignor hereby transfers and assigns to Assignee all right, title and interest of Assignor in and to the Tenant Leases.
2.Assignee hereby affirmatively and unconditionally assumes all of Assignor’s obligations and liabilities under the Tenant Leases accruing from and after the date hereof.
3.This Assignment is made without warranty, representation, or guaranty by, or recourse against Assignor of any kind whatsoever.
4.This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.
5.The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first written above.
ASSIGNOR:

FCP CRYSTAL PARK, LLC, a Maryland limited
liability company

By:	FCP Fund I Trust, its Sole Member

By:	________________________________
Alex Marshall, Vice President

ASSIGNEE:

________________________________________, a
__________________________________________

By:	_____________________________________
Name: _______________________________
Title: ________________________________

EXHIBIT A TO ASSIGMENT OF LEASES

(List of Leases)

EXHIBIT E
(Form of Bill of Sale and General Assignment)
BILL OF SALE AND GENERAL ASSIGNMENT
THIS BILL OF SALE AND GENERAL ASSIGNMENT (this “Assignment”) is executed as of the ____ day of _____________, 2013 by FCP CRYSTAL PARK, LLC (“Assignor”), whose address is 5425 Wisconsin Avenue, Suite 202, Chevy Chase, Maryland 20815, and _____________________________________, a ____________________________, whose address is 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660 (“Assignee”).
WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Property (as such term is described in that certain Purchase and Sale Agreement dated as of February ______, 2013 between Assignor and Assignee) commonly known as Crystal Park at Waterford Apartments.
WHEREAS, Assignor desires to assign, transfer, setover and deliver to Assignee all of Assignor’s rights, if any, in and to all furnishings, fixtures, fittings, appliances, apparatus, equipment, machinery, marketing materials and other items of personal property, if any, owned by Assignor and affixed or attached to, or placed or situated upon, the Property including, but not limited to, those items listed on Exhibit A attached hereto (collectively, the “Personal Property”), together with the following incidental rights and appurtenances relating to the Property: (i) to the extent assignable without third party consents or any cost or expense to Assignor, all of Assignor’s right, title and interest in and to all use, occupancy, building and operating permits, licenses, approvals, documents, instruments, if any, issued from time to time with respect to the Property; provided, however, if any such assignment may be made at an additional cost or expense, Assignor shall assign all of Assignor’s right, title and interest therein if and to the extent Assignee shall pay (at Assignee’s election) such additional cost or expense; (ii) all of Assignor’s right, title and interest in and to all existing and assignable guaranties and warranties (express or implied), if any, issued in connection with the construction, alteration and repair of the Property and/or the purchase, installation and the repair of the Personal Property; (iii) domain names, iv) historic leasing and/or management data (including, but not limited to LRO data and YieldStar Site Owner Data), v) plans and specifications, vi) drawings, vii) surveys, viii) the right to use the name "Crystal Park at Waterstone ", and ix) all telephone listings and other items of intangible personal property relating solely to the Property, including, but not limited to easements, hereditaments, rights of way, appurtenances, oil, gas and mineral rights, water and riparian rights, airspace rights and development rights (collectively, the “Assigned Property”).
NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Assignor hereby assigns, transfers, sets over and delivers to Assignee, its successors and assigns, all of Assignor’s right, title and interest, if any, in and to the Assigned Property.

2.    This Assignment is made without warranty, representation, or guaranty by, or recourse against Assignor of any kind whatsoever.
3.    The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.
IN WITNESS WHEREOF, Assignor has caused this Assignment to be duly executed as of the day and year first written above.
ASSIGNOR:

FCP CRYSTAL PARK, LLC, a Maryland limited
liability company

By:	FCP Fund I Trust, its Sole Member

By:	________________________________
Alex Marshall, Vice President

EXHIBIT A TO BILL OF SALE AND GENERAL ASSIGNMENT
(Personal Property)

EXHIBIT F
(Form of FIRPTA)
FIRPTA
Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by FCP Crystal Park, LLC, a Maryland limited liability company (“Seller”), Seller hereby certifies the following:
1.    Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Seller’s U.S. taxpayer identification number is ____________;

3.	Seller is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Internal Revenue Code; and

4.	Seller’s principal place of business is 5425 Wisconsin Avenue, Suite 202, Chevy Chase, Maryland 20815.
Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
The undersigned officer of Seller declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has authority to sign this document on behalf of Seller.
SELLER:
FCP CRYSTAL PARK, LLC, a Maryland limited
liability company

By:	FCP Fund I Trust, its Sole Member

By:	________________________________
Alex Marshall, Vice President

EXHIBIT G
(Form of Assignment and Assumption of Contracts)
ASSIGNMENT AND ASSUMPTION OF CONTRACTS
THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”) is executed as of the ____ day of __________, 2013 by and between FCP CRYSTAL PARK, LLC, a Maryland limited liability company (“Assignor”), whose address is 5425 Wisconsin Avenue, Suite 202, Chevy Chase, Maryland 20815, and ___________________________, a __________________________, whose address is 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660 (“Assignee”).
WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Property (as such term is described in that certain Purchase and Sale Agreement dated as of February ____, 2013 between Assignor and Assignee).
WHEREAS, in connection with its ownership and management of the Property, Assignor has entered into those certain maintenance, service and supply contracts and equipment leases, in effect on the date hereof, listed and described on Exhibit A annexed hereto and made a part hereof (collectively, the “Contracts”).
WHEREAS, Assignor desires to transfer and assign to Assignee, and Assignee desires to assume as herein provided, all of Assignor’s right, title and interest in and to the Contracts.
NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Assignor hereby transfers and assigns to Assignee all right, title and interest of Assignor in and to the Contracts.
2.    This Assignment shall constitute a direction and full authority to any person or entity that is a party to any of the Contracts to perform its obligation under the Contracts for the benefit of Assignee without further proof to any such party of the assignment to Assignee of the Contracts.
3.    Assignee hereby affirmatively and unconditionally assumes all of the obligations and liabilities of Assignor under the Contracts accruing from and after the date hereof.
4.    This Assignment is made without warranty, representation, or guaranty by, or recourse against Assignor of any kind whatsoever.
5.    This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.

6.    The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first written above.
ASSIGNOR:

FCP CRYSTAL PARK, LLC, a Maryland limited
liability company

By:	FCP Fund I Trust, its Sole Member

By:	________________________________
Alex Marshall, Vice President

ASSIGNEE:

________________________________________, a
__________________________________________

By:	_____________________________________
Name:
Title:

EXHIBIT A TO ASSIGNMENT OF CONTRACTS
(Contracts)

EXHIBIT H
(Form of Tenant Notice)
_____________________, 2013

To:	All tenants of Crystal Park at Waterford Apartments (the “Property”)
Dear Tenants:
You are hereby notified that, as of the date of this letter, FCP CRYSTAL PARK, LLC, a Maryland limited liability company (“Assignor”), has sold and conveyed the Property to _______________________________, a _____________________________ (“Assignee”). In connection with that conveyance, Assignor has also assigned, and Assignee has assumed, all rights and interest in your lease of space within the Property, together your security deposit(s).
From and after the date of this letter, all rent and other sums payable under your lease shall be paid to “______________” at the following address or such address as Assignee may hereafter designate:
________________________
________________________
________________________
________________________
In addition, any questions, concerns or other communications regarding your lease or security deposits(s) should be directed to the attention of the following property manager for Assignee:
________________________
________________________
________________________
________________________
If you have any questions regarding any of this information, please contact the Assignee’s property manager, named above.
FCP CRYSTAL PARK, LLC, a Maryland limited
liability company

By:	FCP Fund I Trust, its Sole Member

By:	________________________________
Alex Marshall, Vice President

EXHIBIT I
(Reserved)

EXHIBIT J
(List of Leases)

Rent Roll
Crystal Park (000000491)

Unit	Name

Current/Notice Residents

101	Meghan Blom
102	Mitchell rose
103	Caroline Reed
104	Thomas McCarthy
105	Joe McGregor
106	Patricia Reilly
107	Kathryn Kalamajka 2x
108	Lisa Hawkins
109	Joell Lahti
110	Denis King
111	VACANT
112	Andrea Harris
113	Kim Klutterman
114	Marcia Hirt-Reigeluth
115	VACANT
116	Bill & Debbie Spates
117	JESSICA RIPPEON
118	Kathy Heaton
119	Ana & Jose Garcia
120	VACANT
121	SAMITHA NIX
122	Daniel DePaz
123	TIARAH HOLLAND
124	Craig Tyler
125	Brad Jurich
126	Mike Sweeney
127	VACANT
128	Kelly and Brushaun Lagway
129	Ernest Oyler
130	Roman Laterza
131	Lorren Kaberle
132	Irwin Anderson
133	CYNTHIA HAMILTON
134	Ann Daniells
135	Terry Ingham
136	Brent Hill

Unit	Name

Current/Notice Residents

137	Rodney Reed
138	Kenneth Jacobs
139	Shannon Solt
140	Melissa Raymond
141	Carly Wilding
142	David Roser 2x
143	Thomas Konrad
144	Sara Brown
145	Alexis Fissel
146	Brooke Whetstone
147	Aaron Whipp
148	Michael Davidson
149	Calvin Doudt
150	Adam Lineberry
151	Lisa Shriver
152	Lacy Spielman
153	Model
154	Stacey Harmon
155	Lauren Argenta
156	Crystal Willoughby
157	Lela Schreiber
158	Patricia Mossburg
159	Fancy Melton
160	Jerry Hoffman
161	Chris Powell
162	Michael Lane
163	Anders Detterberg
164	MARCIA PATTERSON
165	Elyse Steiner
166	Priya Balasubramanian
167	George Knizewski
168	Shardae Chaconas
169	Ashley Simon
170	Alyssa Degroat
171	Mathew Gilbride
172	Darnell Broadnax
173	William Conroy
174	Sagar Kudchodkar
175	Shannon Melia
176	Eric and Ana Frazier

Rent Roll

Unit	Name

Current/Notice Residents

177	Joseph Shaw
178	Alyson Baker
179	Ann Berkman
180	Futurenet Group
181	Heather Olsen
182	Gary Williams
183	Maxine Buige
184	Roderick Calloway
185	John Coffin Tufts University
186	LaKeisha Baffoe-Bonnie
187	Phyllis Adams
188	Model
189	Jason Centano
190	Chih-Yuang (Edward) Chiang
191	Theresa Carpenter
192	Stephen Ford
193	Marsha Kirdnual
194	Shunsuke Tanigawa
195	Jon Hershberger
196	Margaret Bladen
197	Alex Tosti 2x
198	Ronald Cherry
199	Carole Jones
200	Renee Nirmal
201	Jo Connour
202	Tommy Clark
203	Robert Williams
204	VACANT
205	Mark McKinney 2x
206	Andrea Bickley
207	Terry Nguyen
208	Thomas Schneider
209	John Grimley
210	Paul Malatesta
211	Trevor Lauer
212	Bill Rose
213	ROSEALEEN LOVEJOY
214	Chase Mclendon
215	Kelly Stiles
216	Samantha Rose

Rent Roll

Unit	Name

Current/Notice Residents

217	Harvey Clemons
218	Karla Montenegro and Lauren
219	Anthony Smothers
220	Andrew Bailey
221	Eileen Langstraat
222	Jacqueline Wuertz
223	Mark Cullins
224	Jane Navarro
225	Diana Clarke
226	Yussef Laslami
227	Brian Smith
228	VACANT
229	Jose Hakes
230	Steven Brown
231	Kimberly Drapeau
232	Peter Henin
233	Bruce Smith
234	Jason Spence x2
235	Brian Hoffman
236	Jaime Arias
237	Samantha Connors
238	Kieran Lee
239	David Prunner
240	Eve Shafi
241	Beverly Grubbs
242	VACANT
243	Rebecca Au
244	Susan Smith 2x
245	Sharon Zearfoss 2x
246	Kelvin Milford
247	Kara Thorndyke
248	John Helm
249	Lucas Barker
250	Kevin Kundrat
251	Aleshia Oland
252	Bernice and Donald Wiles
253	Jamel Sapia
254	Norland James
255	Todd Benedict
256	Jim Chon

Rent Roll

Unit	Name

Current/Notice Residents

257	Claire Deleage
258	David Cao
259	Jacqueline Coupe
260	Ashley Daniel
261	VACANT
262	Amanda Johnson
263	Alvin Badillo
264	Mona Bernardo
265	Joseph Ganely
266	Ian Morrissey
267	Mary Vaughn & James
268	Tammy Bowers
269	Thomas Hodges
270	Valerie LaDue
271	Rami Doueiri
272	Scott Barrows
273	Sheri Fake
274	Difoliscia Hardy
275	Frank mariona
276	Sharon Boyd
277	Shelitha Anderson - Simpson
278	Beth Fogarty
279	VACANT
280	Donna Boyd
281	Samuel Henry
282	Charles Wallace
283	Luis Estrella
284	James Cannon
285	Jennifer Tindale
286	William Eason
287	Andrew Wheelock
288	VACANT
289	Stephen Grate
290	Belete Desimmie
291	David Dixon
292	Javier Folger
293	Mathew Cotter
294	Mike Tierney
295	Ronnie Ann Powell
296	Asser Elsamahy

Rent Roll

Unit	Name

Current/Notice Residents

297	Thomas Momberg
298	Lindsay Linthicum
299	Travis Brown
300	Ryan Link
301	VACANT
302	VACANT
303	Roberto Camerieri
304	Dave and Sally Dolch
305	Abdulelah Almazrua
306	John Yeager
307	Kevin Miller
308	James Hopkins
309	Erkan Kris
310	Ann Fritton
311	Rebecca Hanna
312	Pearleen Butler
313	Kathi Morgan
314	Hannah Barton
315	Deborah Parsons
316	Greg St. Louis
317	Tom Boone
318	VACANT
319	Brenna Hill
320	Abdullah Ismaeel
321	Miranda Hughes
322	Ron Pryber
323	Suzanne Williams
324	Charles Gregory
325	Donna Napolitano
326	Roberta Richard
327	Adam Nack
328	Ouahid Abdou
329	Holly Hartung
330	Linyi Wei
331	Jessie McGihon
332	Ariel Lee
333	VACANT
334	VACANT
335	Kitty Poole
336	Katie Reidy

Rent Roll

Unit	Name

Current/Notice Residents

337	Richard Stewart
338	Joseph Thomas
339	Douglas Delareza
340	Kelly Vaughn
341	Cynthia Allen x2
342	Kyndal & Kyle Cook
343	Wei Lu
344	Rawle Tucker
345	Heather Nichols
346	Anny Sarmieuto
347	Carolyn Keeton
348	Devon Tucker
349	Michael Mills
350	VACANT
351	Ryan Tabor
352	Caroline Eick
353	Ryan Gregory
354	Ryan Jakubco
355	Samantha Hilderbrand 2x
356	Marshall Pye
357	Glen Putnam
358	Anthony Fazio
359	Debra O'Dell
360	Kenneth Fontaine
361	Dilip Patel
362	William Stover
363	Robin Snoots
364	Mary Scibelli
365	Mark Ragonesi
366	VACANT
367	Dillon Trullson
368	Richard Sheffield
369	Lisa Mayer
370	Esther Lewis-Fiammetta
371	Hwang Soon-Kyung
372	Emmet Ellis
373	Ken Ishikawa
374	VACANT
375	Erin Sutton
376	Jessica Rose

Rent Roll

Unit	Name

Current/Notice Residents

377	Sarah Palazzolo Packard
378	Amit Adhikari
379	Laila Elisa Delviks
380	Thomas Whitman
381	Kerri Boyd
382	Christine Hollingshead
383	Joe Ferrante
384	Kenzie Strickland
385	Davis Breyer
386	Martin Engman
387	George Klisas
388	Maxx Kulick
389	VACANT
390	Melvin Braswell
391	Martha (Paige) Hillard
392	Brenda Horner
393	Steve Hartzell
394	Todd Lynn
395	Linda Loun
396	Tamara Ruggiero
397	Tyrell Stewart
398	Ramon Sanchez
399	VACANT
400	Charlene Gearhart
401	Dale Moncer
402	Amardeep Angroola
403	Kimberly Bolum
404	Chad Green
405	VACANT
406	Patricia Harley
407	Maurice O'Neal
408	VACANT
409	Susan Jordan
410	Cheryl Benedict
411	Henrietta Koenig
412	Mathew (Matt) Kio
413	Natalie Wallingford
414	VACANT
Future
111	David Beith

Rent Roll

Unit	Name

Future

127	Kamesha Haywood
178	Jason Trent
204	Mary Vaughan
264	Lela Schreiber
302	Rawle Tucker
333	Alexandra Kent
334	Brian Frano
350	Ryan Harvey
366	David Van Duzer
389	Rita Atwell
408	Katie Gaudino

	Market Rent	Actual Rent

Current/Notice Res.		368,706.00

Future		0.00

Occupied Units	376,400.00

Total Non Rev Units	2,555.00
Total Vacant Units	30,570.00
	409,525.00	#####
Totals:

Rent Roll

EXHIBIT K
(List of Contracts)

Vendor Name	Service	30 Day Out
Carpet Time	Turnover carpet and vinyl replacement	Yes
Metro Grounds Maintenance	Landscape and Snow Removal	Yes
J&J Trash Inc	Trash and recycle removal	Yes
Continental Pool Inc	Pool management	Yes
Javy and Candy Cleaning	Turnover cleaning and groundskeeper	Yes
Melendez Company LLC	Turnover apartment painting	Yes
Easton Leasing	Copier	Yes
Pitney Bowes	Postage machine	Yes
Guardian Alarms	Cable revenue	Yes
	Quarterly fitness equipment maintenance	Yes
	Pest Control	Yes
	Clubhouse and fire panel monitoring	Yes

**All marketing sources and advertising are under the Bozzuto umbrella contract with a 30 day out.

EXHIBIT L
GENERAL MATERIALS:

1.00	FINANCIAL INFORMATION

☐	1.01	Operating statements for the last three (3) years
☐	1.02	[Intentionally deleted]
☐	1.03	Financial statements for seller, including balance sheets for the last two (2) years
☐	1.04	Current year's leasing and management reports
☐	1.05	Certified rent roll (current month with lease expiration dates)
☐	1.06	Other income and rental concessions
☐	1.07	Current and historical property tax bills and assessments
☐	1.08	Service agreements and maintenance contracts
☐	1.09	Brokerage, management, and leasing contracts
☐	1.10	List of employees with salaries, date of hire and bonus arrangements (if any)
☐	1.11	Current insurance certificates
☐	1.12	[Intentionally deleted]
☐	1.13	Schedule of historical capital expenditures
☐	1.14	[Intentionally deleted]
☐	1.15	Tenant Leases and Tenant Files

2.00	PROPERTY/PHYSICAL INFORMATION

☐	2.01	Site plans (with dimensions) and unit floor plans
☐	2.02	[Intentionally deleted]
☐	2.03	Location maps, aerial and building photographs, if any
☐	2.04	Phase I Environmental report
☐	2.05	[Intentionally deleted]
☐	2.06	[Intentionally deleted]
☐	2.07	[Intentionally deleted]
☐	2.08	Pest control/termite report (include termite bonds if applicable)
☐	2.09	Certificate of occupancy (for each building if issued separately)
☐	2.10	[Intentionally deleted]
☐	2.11	[Intentionally deleted]
☐	2.12	Current utility bills
☐	2.13	Licenses (business, pool and spa, etc.) and use permits
☐	2.14	[Intentionally deleted]
☐	2.15	[Intentionally deleted]
☐	2.16	All Contracts

3.00	TITLE & SURVEY INFORMATION

☐	3.01	Preliminary title report/title commitment with supporting exception documents and legal description
☐	3.02	Existing as-built A.L.T.A. survey
☐	3.03	[Intentionally deleted]
☐	3.04	[Intentionally deleted]
☐	3.05	[Intentionally deleted]
☐	3.06	[Intentionally deleted]

1

4.00	OTHER INFORMATION

☐	4.01	[Intentionally deleted]
☐	4.02	Standard lease form
☐	4.03	Itemized inventory of personal property
☐	4.04	Leasing brochures and marketing information
☐	4.05	Offering package
☐	4.06	[Intentionally deleted]
☐	4.07	[Intentionally deleted]
DOCUMENTS REQUIRED FOR 3-14 AUDIT:

5.00	BACKGROUND QUESTIONS (Please provide written answers):

☐	5.01	What basis of accounting is used: Cash, Accrual, GAAP? GAAP is preferred.
☐	5.02	Have property financial statements been audited?
☐	5.03	If audited by what firm?
☐	5.04	Have audits been performed for the most recent full calendar year?

6.00	GENERAL

☐	6.01
Property operating statements for the most recent full calendar year and for the current year to date, with break out in quarterly intervals. Example: for a property to be purchased 4/15/13,
o    need statements for quarter ended 3/31/12, 6/30/12, 9/30/12, 12/31/12, 3/31/13
o    if not included on quarterly reports, need YTD 12/31/12
o    need YTD 2013
o    post closing, will need income statement from the last full quarter prior to closing date

☐	6.02	Trial balance o for most recent full calendar year o as of the current date
☐	6.03	General ledger (all activity for designated period, all general ledger accounts) o for most recent full calendar year o for the current year to date
☐	6.04	Bank Statements o as of prior year end (12/31/12 for 4/15/13 acquisition) o 2 months of current year (01/31/13 and 02/28/12) o most recent quarter end (3/31/13)

7.00	REVENUES

☐	7.01
Access to the following for the most recent full calendar year (e.g. 2012) and for the current year to date (e.g. 2013):
o    Lease files
o    Ledgers for residents occupying units
o    Detailed receivables listing for all delinquent and prepaid
o    Listing of write-offs
o    Access to support for tenant rent payments (i.e. check copies)
o    Schedule of misc. revenues (parking, vending, etc.) and related support (agreements, copy of receipts, etc.)

2

		o Listing of write-offs o Access to support for tenant rent payments (i.e. check copies) o Schedule of misc. revenues (parking, vending, etc.) and related support (agreements, copy of receipts, etc.)
☐	7.02	Rent roll reflecting beginning & ending term, rental rate & any additional charges provided per terms of lease, for each current resident
☐	7.03	Year end Rent Rolls for 2009, 2010, 2011, 2012

8.00	EXPENSES

☐	8.01
Access to the following for the most recent full calendar year and for the current year to date:
o    Invoices
o    Check copies
o    Property tax bills
o    Insurance statements
o    Management fee agreement/calculation
o    Utility bills
o    Service contracts

☐	8.02	Check register for current year
Note: support should cover entire prior and current year - e.g. if insurance policy is from July-June and acquisition date is 4/15/13, include policy for July 2011-June 2012, July 2012-June 2013.

9.00	POST-CLOSING

☐	9.01	YTD income statement for the current year (to acquisition date)
☐	9.02	Trial balance as of the date of sale
☐	9.03	YTD general ledger for the current year (to acquisition date)

3

EXHIBIT M
[Real Estate Transfer Disclosure Statement]

4

REAL ESTATE TRANSFER DISCLOSURE STATEMENT

THIS DISCLOSURE STATEMENT CONCERNS THE REAL PROPERTY LOCATED IN THE COUNTY OF FEDERICK, STATE OF MARYLAND, DESCRIBED AS ______________________________________________________, THIS STATEMENT IS A DISCLOSURE OF THE EXISTENCE OF THE FEDERICK COUNTY RIGHT TO FARM ORDINANCE IN COMPLIANCE WITH FEDERICK COUNTY ORDINANCE NO. ______________ (THE FEDERICK COUNTY RIGHT TO FARM ORDINANCE).

SELLER'S INFORMATION

THE FOLLOWING ARE REPRENTATIONS MADE BY THE SELLER AND ARE NOT THE REPRESENTATIONS OF THE AGENT(S), IF ANY. THIS INFORMATION IS A DISCLOSURE AND IS NOT INTENDED TO BE PART OF ANY CONTRACT BETWEEN THE BUYER AND SELLER.

FREDERICK COUNTY ALLOWS AGRICULTURAL OPERATIONS (as defined in the Federick County Right to Farm Ordinance) WITHIN THE COUNTY. You may be subject to inconveniences or discomforts arising from such operations, including, but not limited to, noise, odors, fumes, dust, flies, the operation of machinery of any kind during any 24-hour period (including aircraft), vibration, the storage and disposal of manure, and the application by spraying or otherwise of chemical fertilizers, soil amendments, and pesticides. Federick County has determined that inconveniences or discomforts associated with such agricultural operations shall not be considered to be an interference with reasonable use and enjoyment of land, if such operations are conducted in accordance with generally accepted agricultural management practices. Federick County has established a reconciliation committee to assist in the resolution of disputes which might arise between persons in this County regarding whether agricultural operations conducted on agricultural lands are causing an interference with the reasonable use and enjoyment of land or personnel well-being and whether those operations are being conducted in accordance with generally accepted agricultural practices. If you have any question concerning this policy or the reconciliation committee, please contact the Federick County Planning Department for additional information.

Seller:	___________________________________ Date: _________________________________

Seller:	___________________________________ Date: _________________________________

I/WE ACKNOWLEDGE RECEIPT OF A COPY OF THIS STATEMENT:

Buyer:	___________________________________ Date: _________________________________

Buyer:	___________________________________ Date: _________________________________

IF YOU DESIRE LEGAL ADVICE, CONSULT YOUR ATTORNEY.

EXHIBIT N
[City of Frederick Disclosure Statement]

5

THE CITY OF FEDERICK DISCLOSURE STATEMENT

The City of Federick Disclosure Statement

THIS DISCLOSURE STATEMENT CONCERNS REAL PROPERTY LOCATED WITHIN THE CITY OF FEDERICK, STATE OF MARYLAND, AS DESCRIBED IN THE CONTRACT TO WHICH THIS DISCLOSUREES STAEMENTS IS ATTACHED. THIS STATEMENT IS A DISCLOSURE OF THE EXISTENCE OF THE CITY OF FEDERICK DISCLOSURE UPON SALE OF REAL PROPERTY ORDINANCE. THIS ORDINANCE AFFORDS A BUYER THE RIGHT TO REVIEW LAND USE DOCUMENTS, AND TO REQUEST A REVIEW PERIOD OR TO WAIVE SUCH REVIEW PERIOD. SEE ORDINANCE FOR COMPLETE DETAILS.

THE FOLLOWING ARE REPRESENTATIONS MADE BY THE BUYER IN A CONTRACT OF SALE OR REAL PROPERTY WITHIN THE CITY OF FEDERICK AND ARE NOT THE REPRESENTATIONS OF THE AGENT(S), IF ANY.

BUYER ACKNOWLEDGES THAT IT IS BUYER'S RIGHT TO REVIEW THE APPROPRIATE MAPS AND PLANS AT THE CITY OF FEDERICK DEPARTMENT OF PLANNING FOR INFORMATION ABOUT THE FEDERICK CITY AIRPORT, HISTORIC DISTRICT DELINEATION, ANY LAND USES, PLANNED NEIGHBORHOOD DEVELOPMENTS, ROADS, HIGHWAYS, PARKS AND OTHER PUBLIC FACILITIES AFFECTING PROPERTY, AND ANY AMENDMENTS THERETO, THE CITY OF FEDERICK ZONING ORDINANCE AND ANY OFFICIAL SUBMITTAL FOR DEVELOPMENT REVIEW WITH THE DEPARTMENT OF PLANNING. BUYER FURTHER ACKNOWLEDGES THAT IT IS THE BUYER'S RESPONSIBILITY TO DETERMINE WHETHER THE BUYER'S PROPERTY LIES WITHIN THAT AREA OF THE CITY OF FEDERICK DESIGNATED AS THE FEDERICK HISTORIC DISTRICT AND TO COMPLY WITH ANY STATE AND LOCAL LAWS PERTAINING AS A RESULT OF SUCH DESIGNATION.

BUYER HEREBY ACKNOWLEDGES HAVING READ AND UNDERSTOOD THE ABOVE DISCLOSURE AND REQUESTS A PERIOD OF TIME TO REVIEW THE ABOUVE STATED DOCUMENTS AS PER THE ATTACHED ADDENDUM:

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BUYER HEREBY ACKNOWLEDGES HAVING READ AND UNDERSTOOD THE ABOVE DISCLOSURE AND WAIVES THE REVIEW PERIOD:

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